Exhibit 99.1

Equity One, Inc. 1600 NE Miami Gardens Drive North Miami Beach, FL 33179 305-947-1664	For additional information at the Company: Mark Langer, EVP and Chief Financial Officer
FOR IMMEDIATE RELEASE:
Equity One Sells $250 Million of 6.25% Senior Unsecured Notes
NORTH MIAMI BEACH, FL — December 2, 2009 — Equity One, Inc. (NYSE:EQY), an owner, developer, and operator of shopping centers, announced today that it has priced the sale of $250 million principal amount of 6.25% senior unsecured notes due December 15, 2014. The notes were offered to investors at a price of 99.136% with a yield to maturity of 6.454%, representing a spread at the time of pricing of 4.375% to the November 30, 2014 Treasury note. Net proceeds of the offering will be used to repay existing indebtedness under the Company’s unsecured revolving credit facility, to repay or reduce other indebtedness, including mortgage indebtedness on certain of the Company’s properties, and for other general corporate purposes, including future acquisitions, redevelopments and developments. The sale of the notes is expected to close on or about December 9, 2009.
All securities in the offering are expected to be rated Baa3 by Moody’s Investors Service and BBB- by Standard & Poor’s. The joint book-running managers for the offering are Banc of America Securities LLC, J.P. Morgan Securities Inc. and Wells Fargo Securities, LLC. The co-managers are SunTrust Robinson Humphrey, Inc., PNC Capital Markets LLC, Raymond James & Associates, Inc. and BB&T Capital Markets, a division of Scott & Stringfellow, LLC.
The offering was made pursuant to the Company’s effective shelf registration statement. This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering may be made only by means of a prospectus supplement, prospectus and authorized free writing prospectus which have or will be filed with the Securities and Exchange Commission. Copies of these offering documents, when available, may be obtained from Banc of America Securities LLC by calling 800-294-1322; J.P. Morgan Securities Inc. by calling (collect) 212-834-4533; or Wells Fargo Securities, LLC by calling 800-326-5897.
About Equity One, Inc.
As of September 30, 2009, Equity One owned or had interests in 180 properties, consisting of 166 shopping centers comprising approximately 18.9 million square feet, four projects in development/redevelopment, six non-retail properties, and four parcels of land. Additionally, Equity One had joint venture interests in twelve shopping centers and one office building totaling approximately 1.9 million square feet.
Forward-Looking Statements
Certain matters discussed by Equity One in this press release constitute forward-looking statements within the meaning of the federal securities laws. Although Equity One believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that these expectations will be achieved. Factors that could cause actual results to differ materially from current expectations include changes in macroeconomic conditions and the demand for retail space in the states in which Equity One owns properties; the continuing financial success of Equity One’s current and prospective tenants; continuing supply constraints in its geographic markets; the availability of properties for acquisition; the success of its efforts to lease up vacant space; the effects of natural and other disasters; the ability of Equity One successfully to integrate the operations and systems of acquired companies and properties; and other risks, which are described in Equity One’s filings with the Securities and Exchange Commission.